Exhibit 99.1

Ultra Petroleum Corp.

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ENTERS PLAN SUPPORT AGREEMENT WITH ITS SHAREHOLDERS AND SENIOR NOTEHOLDERS

HOUSTON, Texas – November 22, 2016 – Ultra Petroleum Corp. (OTC: UPLMQ) (“UPL”) announced today that it has entered into a Plan Support Agreement dated November 21, 2016 (the “PSA”) and a Backstop Commitment Agreement dated November 21, 2016 (the “Backstop Agreement”) with (i) holders of a substantial majority of the principal amount of its outstanding 5.750% Senior Notes due 2018 and 6.125% Senior Notes due 2024 and (ii) shareholders who own at least a majority of its outstanding common stock or the economic interests therein (collectively, the “Commitment Parties”).

As previously reported, on April 29, 2016, UPL and each of its subsidiaries (collectively, the “Ultra Entities”) filed voluntary petitions seeking in-court reorganization under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas (collectively, the “Reorganization Proceedings”). The PSA sets forth the terms and conditions pursuant to which the Ultra Entities and the Commitment Parties have agreed to seek and support a joint plan of reorganization at an aggregate plan value of $6.25 billion, $6.0 billion, or $5.5 billion, depending on commodity prices, for the Ultra Entities which will successfully complete the Reorganization Proceedings (collectively, the “Plan”). The Backstop Agreement sets forth the terms and conditions under which the Commitment Parties have agreed to fund a $580.0 million offering of rights to purchase shares of common stock in reorganized UPL in connection with the Plan (the “Rights Offering”). Under the Plan, the total enterprise value of the Ultra Entities will be $6.0 billion (the “Plan Value”); provided, that if the average closing price of the 12-month forward Henry Hub natural gas strip price during the seven (7) trading days preceding the commencement of the Rights Offering solicitation is: (i) greater than $3.65/MMBtu, the Plan Value will be $6.25 billion; or (ii) less than $3.25/MMBtu, the Plan Value will be $5.5 billion.

Among other matters, the Plan provides for a comprehensive restructuring of all allowable claims against and interests in the Ultra Entities, including the conversion of the outstanding unsecured senior notes issued by UPL to newly-issued shares of common stock in UPL, the exchange of the outstanding unsecured senior notes issued by UPL’s subsidiary Ultra Resources, Inc. (“Ultra Resources”) for new unsecured notes issued by Ultra Resources and cash, and the payment in full of all other allowed claims against the Ultra Entities in cash.

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Plan Support Agreement

Mr. Michael Watford, Chairman, President and Chief Executive Officer of the Company, said, “These agreements reflect our commitment to maximizing the value of our estates for the benefit of all our stakeholders. Even before we began our in-court reorganization, we have been steadfastly dedicated to preserving significant value for our shareholders, and entering into these agreements represents the next step in pursuit of that objective.” He continued, “We are very appreciative of the cooperation we received from our stakeholders and their recognition of the substantial value represented by our assets and hard-working employees and contractors.”

The PSA, the Backstop Agreement, this news release, and certain confidential information the Commitment Parties have asked UPL to disclose will be attached as exhibits to a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission later today.

Additional information is available on the company’s website at www.ultrapetroleum.com. In addition, court filings and other documents related to the reorganization proceedings are available on a separate website administered by the company’s claims agent, Epiq Systems, at http://dm.epiq11.com/UPT.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company trades over-the-counter under the ticker symbol “UPLMQ”. Additional information on the company is available at www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements in this news release, other than statements of historical fact, are forward-looking statements, are based upon current expectations, and are subject to a number of risks, uncertainties and assumptions. Accordingly, although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance such expectations will prove to have been correct.

There are many risks and uncertainties that can affect the company and its business, including those set forth in its filings with the U.S. Securities and Exchange Commission (“SEC”) in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the most recent fiscal year, in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and from time to time in other SEC filings made by the company. These risks and uncertainties include, but are not limited to: (i) matters arising as a result of the company’s on-going chapter 11 proceedings, including the company’s ability to confirm and consummate a plan of reorganization, possible adverse effects of the chapter 11 proceedings filing on the company’s business and the interests of various constituents, risks associated with third party motions that could be filed in connection with the company’s chapter 11 proceedings and which may interfere with the company’s ability to confirm and consummate a plan of reorganization; and (ii) matters arising in connection with the company’s business operations, including the timing and extent of changes in prices for oil and gas, the timing and extent of the company’s success in developing, producing and estimating reserves, possible adverse effects of weather and government regulation, availability and quality of oil field personnel, services, drilling rigs and other equipment used in the company’s operations, as well as other factors listed in the reports filed by the company with the SEC. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties affecting the company. The risks and uncertainties affecting the company could cause its actual results to differ materially from those described in the forward-looking statements. The company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

For further information contact:

Sandi Kraemer

Director, Investor Relations and External Reporting

Phone: 281-582-6613

Email: skraemer@ultrapetroleum.com

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Plan Support Agreement